Tompkins Financial Corporation S-8

 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2012, with respect to the consolidated financial statements of VIST Financial Corp. for the year ended December 31, 2011, which is incorporated by reference in the Current Report on Form 8-K/A, filed August 9, 2012, of Tompkins Financial Corporation, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

October 24, 2012